GREENSHIFT MAKES ANNOUNCEMENT

NEW YORK, N.Y., February 15, 2008 - GreenShift  Corporation (OTC Bulletin Board:
GERS) and its  agrifuels  subsidiary,  GS AgriFuels  Corporation  (OTC  Bulletin
Board: GSGF), today announced the final record date and payment date for its previously announced plan to take GS AgriFuels private.

On February 29, 2008, GreenShift will transfer its interest in the capital stock of GS AgriFuels to a new wholly-owned subsidiary of GreenShift and then the new subsidiary will merge GS AgriFuels into itself in accordance with the short-form merger procedures provided in Section 253 of the Delaware General Corporation Law.

At the close of business on February 29, 2008, the common stock of GS AgriFuels will be delisted from the OTC Bulletin Board, and will become non-transferable.

On or before March 31, 2008, all shareholders of GS AgriFuels as of February 29, 2008, other than the new GreenShift subsidiary, will receive a cash payment of $0.50 per share held in GS AgriFuels and will thereafter cease to be shareholders of GS AgriFuels as a result of these transactions.

About GreenShift Corporation

GreenShift Corporation (OTC Bulletin Board: GERS) develops and commercializes clean technologies that facilitate the efficient use of natural resources. GreenShift's ambition is to catalyze disruptive environmental gains by creating valuable opportunities for a great many people and companies to use resources more efficiently and to be more profitable.

GreenShift's view is that the first and best way to achieve its mission today is to facilitate the more efficient production and use of biomass-derived fuels. GreenShift does this by developing and integrating new clean technologies into existing biofuel production facilities, by selling equipment and services based on its technologies, and by using its technologies to directly produce and sell biomass-derived oils and fuels.

Additional information on GreenShift and its current operations will be made available online on GreenShift's new website at www.greenshift.com later this month.

Safe Harbor Statement

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of GreenShift Corporation and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully, and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
GreenShift Corporation
Phone:   212-994-5374
Fax:     646-572-6336
Email:   investorrelations@greenshift.com
Web:     www.greenshift.com

Investor Relations:
CEOcast, Inc.
Phone:   212-732-4300